Exhibit 99.1

March 10, 2008

Dear Stockholder:

We are pleased to provide you with your portion of this month’s distribution to stockholders.  Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) currently pays an annualized cash distribution of $0.6425 per share representing a 6.425% yield on a $10.00 share price. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Form 1099s

As a reminder, Form 1099s were mailed to stockholders of all applicable accounts at the end of January by Registrar and Transfer Company (“R&T”).  If your investment is held in a retirement account, such as an IRA or SEP investment, you will not receive a Form 1099 from Inland Western.  Your custodian will provide you with any necessary tax information.

Form 1099s, as well as other account information, may be accessed on R&T’s website at www.rtco.com.  Duplicate Form 1099s may be requested by the stockholder of record or financial advisor of record from R&T via the following methods:

Website:	www.rtco.com	Mail:	Registrar and Transfer Company
Telephone:	(800) 960-6552		Specialized Issuer Services
Fax:	(908) 272-9481		10 Commerce Drive, P.O. Box 1727
Cranford, NJ 07016

For your privacy and protection, if you require that a Form 1099 be sent to your accountant or other third party, please submit a written request signed by the stockholder(s) of record to R&T with the appropriate instructions.

If you have any questions about your investment, please contact your financial advisor or Inland Investor Relations at (800) 826-8228.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Michael J. O’Hanlon
President and Chief Executive Officer

cc:	Trustee
Broker/Dealer
Registered Representative